Exhibit (4)


                  AMENDMENT TO RIGHTS AGREEMENT
                  -----------------------------

          AMENDMENT dated as of July 10, 1994, between McKesson Corporation, a Delaware corporation (the
"Company"), and First Chicago Trust Company of New
York, as Rights Agent (the "Agent"), to the Rights
Agreement, dated as of May 7, 1986, between the Company and Morgan Shareholder Services Trust Corporation
(presently First Chicago Trust Corporation of New
York), as amended and restated (the "Rights
Agreement").


                       W I T N E S S E T H
                       - - - - - - - - - -

          WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 10, 1994, by and among the Company, Eli Lilly and Company, an Indiana corporation
("Parent"), and ECO Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent
(the "Purchaser"), pursuant to which the Company has agreed to amend the Rights Agreement as necessary (i) to prevent the Merger Agreement or the consummation of any of the transactions contemplated thereby, including, without limitation, the publication or other announcement of the tender offer contemplated therein and the consummation of the tender offer and merger contemplated therein, from resulting in the distribution of separate rights certificates or the occurrence of a Distribution Date (as defined in the Rights Agreement) or from being deemed to be a Triggering Event (as defined in the Rights Agreement) or a Section 13 Event (as defined in the Rights
Agreement), and (ii) to provide that neither Parent nor Purchaser shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) or be declared an Adverse Person (as defined in the Rights Agreement) by reason of the transactions expressly provided for in the Merger Agreement; and

          WHEREAS, the Board of Directors of the
Company has determined that the Merger Agreement and transactions contemplated thereby are in the best interests of the stockholders of the Company; and

          WHEREAS, as provided in Section 26 of the Rights Agreement, the interests of the holders of Rights thereunder are deemed to be coincident with the interests of the Company stockholders; and
          WHEREAS the Board of Directors of the Company has resolved to approve and adopt the Amendment to the Rights Agreement contemplated hereby.

          NOW, THEREFORE, in consideration of the
premises and mutual agreements herein set forth, the parties hereby agree as follows:

          1. The Rights Agreement shall be amended by inserting the following sentence immediately after the first sentence of Section 3(a):

      "Notwithstanding the foregoing, neither the execution and delivery of the Agreement and Plan of Merger, dated as of July 10, 1994
      (the "Merger Agreement," which term shall include any amendments heretofore or here-after made thereto), by and among the Company, Eli Lilly and Company, an Indiana corporation ("Parent"), and ECO Acquisition
      Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the
      "Purchaser"), nor the consummation of any of the transactions contemplated thereby or by the Distribution Agreement (as defined therein), including, without limitation, the publication or other announcement of the Offer (as defined therein) and the consummation of the Offer and the Merger
      (as defined therein), shall result in the distribution of separate rights certif-icates or the occurrence of a Distribution
      Date pursuant to Section 3 hereof, or be deemed to be a Triggering Event or a
      Section 13 Event, and, neither Parent nor the Purchaser shall be deemed to be an Acquiring Person or be declared an Adverse
      Person by reason of the transactions
      expressly provided for in the Merger
      Agreement. Accordingly, as provided in
      Section 13(d) hereof, upon consummation of the Merger, all Rights hereunder shall expire."

      2. This Amendment shall be effective as of the date and time first above stated and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      3. On or after the date hereof, each reference in the Rights Agreement (including the Exhibits thereto) to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Rights Agreement as amended hereby.

      4. This Amendment may be executed in counter-parts and each of such counterparts shall for all purposes be deemed to be an original and both such counterparts shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                       McKESSON CORPORATION


By  ____________________      By  _____________________
    Name:                         Name:
    Title:                        Title:



Attest:                       FIRST CHICAGO TRUST
                              COMPANY OF NEW YORK


By  ____________________      By  _____________________
    Name:                         Name:
    Title:                        Title: